Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Christopher Toth, 949/331-0337

Investor Relations Consultant

chris.toth@newport.com

NEWPORT CORPORATION UPDATES OUTLOOK

FOR THE SECOND QUARTER OF 2015

Irvine, California — July 20, 2015 — Newport Corporation (NASDAQ: NEWP) today announced that it currently expects its sales for the second quarter of 2015 to be in the range of $147 million to $148 million, compared with the company’s previous guidance of $154 million to $161 million.  In addition, Newport now expects its non-GAAP earnings per diluted share for the second quarter of 2015 to be in the range of $0.24 to $0.26, excluding the amortization of intangible assets, stock-based compensation expense, acquisition-related, restructuring and severance costs, losses on disposals of assets and the tax impact of the excluded amounts.  The lower expected earnings are due to the lower sales level, a loss of approximately $1.4 million (or $0.02 per diluted share) from the company’s newly acquired Femtolasers business, and an inventory charge of approximately $1.1 million (or $0.02 per diluted share).

Commenting on the revised outlook, Robert J. Phillippy, Newport’s President and Chief Executive Officer, stated, “We are disappointed in our second quarter performance, and we are implementing specific actions to improve our company’s financial results going forward.  Despite the lower second quarter sales, we continue to expect record sales for 2015.  In addition, we expect our sales and non-GAAP net income for the second half of 2015 to be higher than our first half results.”

Newport will announce its second quarter results on Tuesday, August 4, 2015, and will provide further information regarding the company’s second quarter sales and earnings, and its business outlook for the third quarter and remainder of 2015 at that time.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics, life and health sciences, industrial manufacturing and defense/security markets.  Newport’s innovative solutions leverage its expertise in advanced technologies, including lasers, photonics and precision motion equipment, and optical components and sub-systems, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications.  Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

Learn more about Newport at www.newport.com and follow the company on Twitter, YouTube and Facebook.  To download Newport’s investor relations app, which offers access to its SEC filings, press releases, videos, audiocasts and more, please visit Apple’s App Store for the iPhone and iPad or Google Play for Android mobile devices.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation statements regarding the company’s expected sales and non-GAAP earnings per diluted share in the second quarter of 2015 and the company’s expectation of record sales for 2015 and sales and non-GAAP income for the second half of 2015 that are higher than the company’s first half results.  Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the strength of business conditions in the industries Newport serves, particularly the semiconductor and defense and security industries; Newport’s ability to achieve the expected benefits from the integration of acquired businesses; Newport’s ability to successfully penetrate and increase sales to its targeted end markets; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport.  Certain of these judgments and risks are discussed in more detail in Newport’s periodic reports filed with the Securities and Exchange Commission.  Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized.  In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved.  Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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